Consent of Independent Auditors


Seligman Henderson Global Fund Series, Inc.:

We consent to the incorporation by reference in the Statement of Additional Information in this Post-Effective Amendment No. 18 to Registration Statement No. 33-44186 of our report dated December 1, 1995, appearing in the Annual Report to shareholders for the year ended October 31, 1995, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.



/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
New York, New York
February 27, 1996